Exhibit 99.2

January 23, 2015

Dear Industrial Income Trust Stockholder:

I am very pleased to announce that on January 22, 2015, the Board of Directors (the “Board”) of Industrial Income Trust (“IIT” or “the Company”) approved an estimated net asset value (“NAV”) per share of the Company’s common stock of $11.04. This estimated NAV per share is based on the estimated market value of the Company’s assets less the estimated market value of the Company’s liabilities, divided by the number of shares outstanding, as of December 31, 2014.i

IIT was assisted in the valuation process by Duff & Phelps, LLC (“Duff & Phelps”), an independent global valuation advisory and corporate finance consulting firm that specializes in providing real estate valuation services. The estimated NAV was based on the recommendation and valuation performed by IIT and Duff & Phelps delivered a positive assurance opinion to the Company’s Board that the estimated NAV per share is reasonable. The Board has the sole responsibility for determining the estimated NAV per share, taking into consideration all relevant factors and opinions.

In connection with the determination of the estimated NAV per share, the Board determined to amend IIT’s distribution reinvestment plan and share redemption program. Beginning with distributions declared for the first quarter of 2015, which are expected to be paid on or before April 15, 2015, participants in IIT’s distribution reinvestment plan will acquire shares at a price equal to $10.49 per share, which is equal to 95% of the estimated NAV per share. In addition, the Board has determined that any shares redeemed under IIT’s share redemption program on or after March 31, 2015, will be redeemed at a price of $10.49 per share.ii

In addition, IIT continues to engage third party advisors to assist the Company with the exploration of potential strategic alternatives, including but not limited to a possible sale, merger or listing of the Company’s common stock on a national securities exchange in connection with effecting a liquidity event.iii

I look forward to providing you with additional updates on our Company’s portfolio and progress. As always, thank you for your continued support.

Sincerely,

Dwight Merriman

Chief Executive Officer

Industrial Income Trust ♦ 518 17th Street 17th Floor ♦ Denver, Colorado 80202

303.597.1560 ♦ info@industrialincome.com ♦ industrialincome.com

[i]	The estimated NAV per share was calculated as of a moment in time, and although the value of IIT’s common shares will fluctuate over time, IIT does not undertake to update the estimated NAV per share on a regular basis. As a result, you should not rely on the estimated NAV per share as being an accurate measure of the then-current value of your shares in making a decision to buy or sell your shares, including whether to reinvest distributions by participating in the distribution reinvestment plan and whether to request redemption under IIT’s share redemption program. A description of the methodology and assumptions used to determine the estimated NAV per share is set forth in IIT’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 23, 2015 (the “Valuation 8-K”).
ii	IIT is not obligated to redeem shares of its common stock under its share redemption program and the Board may, in its sole discretion, amend, suspend, or terminate the share redemption program at any time if it determines that the funds available to fund the share redemption program are needed for other business or operational purposes or that amendment, suspension, or termination of the share redemption program is in the best interest of IIT’s stockholders. Please see the Valuation 8-K for more information concerning the terms of IIT’s share redemption program.
iii	There can be no assurance that IIT will determine to pursue any strategic alternatives or liquidity event.

This letter contains forward-looking statements that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to maintain occupancy levels and lease rates at its properties, IIT’s ability to repay or successfully refinance its debt obligations, the future operating performance of IIT’s investments, the level of participation in IIT’s distribution reinvestment plan, and those risks set forth in IIT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IIT’s other filings with the SEC. Any of these statements could be inaccurate, and actual events or IIT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.